UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2007

ELITE ARTZ, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52020	90-0201309
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

251 JEANELL DRIVE SUITE 3 CARSON CITY NV 89703
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 801-244-2423

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Elite Artz, Inc. (the “Company”) dated October 1, 2007 (the “October Form 8-K”) regarding the acquisition by the Company, of 100% of the equity interest in Parkade International Limited, a British Virgin Islands corporation (“Parkade”) from Clifford Manufacturing Co. Ltd., the sole shareholder of Parkade. Parkade through its wholly-owned subsidiary Guangzhou City Clifford (Panyu) Development Company Limited, a company registered under the laws of the People’s Republic of China (“Guangzhou City Panyu”), owns certain real property located at Shawan, Panyu which totals approximately 800,000 square feet located in a real estate project known as Clifford Garden (“Clifford Garden”).  Clifford Garden will consist of 18 blocks of high-rise residential buildings with a total saleable area of approximately 1,500,000 square feet. This amendment provides the historical financial statements required under Item 9.01(a) and the pro forma financial information required under Item 9.01(b), which financial statements and information were not included in the October Form 8-K.

A more detailed description of the business acquired is set forth below:

Description of the Business

Overview

Our major business is developing residential communities and estates in the People’s Republic of China (the “PRC”). We mainly develop middle to high-end residential communities and estates composed of a mix of housing units such as villas and flats of high-rise residential buildings on our own land. We acquire land directly from the PRC government through auction and negotiation. In addition to residential units, we also develop commercial area for shops, car-parks and recreational and community facilities in our projects.

A typical development process is illustrated in figure 1 below.

 Figure 1 Typical development process of a property project

Our Customers

Our customers are mainly local individuals, individuals from Hong Kong and foreign companies having offices in the region. Our customers usually buy our resident units for accommodations, vacation homes, investment instruments or housing for employees.

Our Products and Services

We are currently developing one property project by the name of the Clifford Garden. Clifford Garden consists of an 18-story high-rise building housing estate located at Shawan Town, Panyu District of Guangzhou City, Guangdong Province, PRC. The total site area of Clifford Garden is 79,800 square meters. The total saleable area of residential and commercial units are 129,000 square meters and 6,680 square meters respectively. In terms of units, Clifford Garden will have 1,332 residential units, 41 stores and 1,055 parking spaces. Clifford Garden will have a clubhouse and the landscaping of the property will be done separately.

Market Overview

The PRC Economic Overview

The PRC economy has grown significantly since the PRC government introduced economic reforms in the late 1970s. China’s accession to the World Trade Organization in 2001 has further accelerated the reform of the PRC economy. In the past ten years, China’s GDP has increased from approximately RMB7,117.7 billion in 1996 to approximately RMB18,308.5 billion in 2005 at a compound annual growth rate, or CAGR, of approximately 11.1%. In 2005, China’s GDP grew approximately 10.2% to approximately RMB18,309 billion as compared to 2004 where China’s GDP was RMB15,988 billion. Table 1 below sets out selected economic statistics for China from 2001 to 2005.

	2001	2002	2003	2004	2005
Nominal GDP (RMB in billion)	10,966	12,033	13,582	15,988	18,309
Real GDP Growth Rate (%)	8.3	9.1	10.0	10.1	10.2
Per Capita GDP (RMB)	8,622	9,398	10,542	12,336	14,040
Fixed Assets Investment (RMB in billion)	3,721	4,350	5,557	7,048	8,887

Source: China Statistical Yearbook 2006
Table 1 Selected economic statistics for China from 2002 to 2005

It is generally believed that the economic growth in the PRC will continue. The International Monetary Fund (“IMF”) has estimated that the real GDP in the PRC will grow at an annual growth rate of 11.2% and 10.5% in 2007 and 2008, respectively, which will out-perform most of the other major economies in the world. Table 2 illustrates the forecast growth rate of real GDP in some of the other major economies in the world by the IMF.

	2006	2007F	2008F
China	11.1%	11.2%	10.5%
India	9.7%	9.0%	8.4%
Russia	6.7%	7.0%	6.8%
Brazil	3.7%	4.4%	4.2%
United States	3.3%	2.0%	2.8%
Germany	2.8%	2.6%	2.4%
Japan	2.2%	2.6%	2.0%
Source: IMF - World Economics Outlook, July 2007
Table 2 Forecast growth rate of real GDP for BRIC and some developed countries

The PRC Property Market

Real estate reforms in the PRC did not commence until the l990s, prior to which the PRC real estate development industry was part of the nation’s planned economy. In the 1990s, China’s real estate and housing sector began its transition to a market-based system.

The real estate reforms, together with the economic growth of China, an increase in disposable income, emergence of the mortgage lending market and an increase in the urbanization rate, are key factors in sustaining the growth of China’s real estate market. Government housing reforms continue to encourage private ownership and it is expected that the proportion of urban residents who own their private properties will continue to increase.

Table 3 below sets out selected data relating to China’s urbanization and disposable income of urban households in China for the periods indicated.

	2001	2002	2003	2004	2005
Total population (million)	1,276.3	1,284.5	1,292.3	1,299.9	1,307.6
Urban population (million)	480.6	502.1	523.8	542.8	562.1
Urbanization rate (%)	37.7	39.1	40.4	41.8	43.0
Per capita disposable income of urban households (RMB)	6,860	7,703	8,472	9,422	10,493

	Source: China Statistical Yearbook 2006
Table 3 China’s urbanization and disposable income of urban household

Prices for real estate in China increased from 1998 to 2005, with the average price of residential properties in China increasing from approximately RMB2,017 per square meter in 2001 to approximately RMB2,937 per square meter in 2005, while the average price for commodity properties in the same period increased from approximately RMB2,170 per square meters in 2001 to approximately RMB3,168 per square meter in 2005.

In addition, investment in real estate development in residential properties increased from RMB421.7 billion in 2001 to RMB1,086.1 billion in 2005. The table below sets out selected data relating to the property market in China for the periods indicated.

	2001	2002	2003	2004	2005
Investment in real estate development in residential properties (RMB in billions)	421.7	522.8	667.7	883.7	1,086.1
Total GFA sold (sq. m. in millions)	224.1	268.1	337.2	382.3	554.9
GFA of residential properties sold (sq. m. in millions)	199.4	237.0	297.8	338.2	495.9
Average price of commodity properties (RMB per sq. m)	2,170	2,250	2,359	2,778	3,168
Average price of residential properties (RMB per sq. m)	2,017	2,092	2,197	2,608	2,937

Source: China Statistical Yearbook 2005 & 2006
Table 4 Investment in real estate development in residential properties

The upward trend in the China property industry is evidenced by the growth of revenue from the sale of properties in China. According to the China Statistical Yearbook 2006, the total revenue from real estate development in the PRC increased from approximately RMB547.2 billion in 2001 to approximately RMB1,476.9 billion in 2005. During the same period, total GFA sold increased from approximately 224,119,000 square meters in 2001 to approximately 554,862,200 square meters in 2005.

Housing mortgages are also indictor for the trend of the industry. According to CEIC Data Company Limited, a database vendor based in Hong Kong, the aggregate balance of outstanding mortgage loans for residential properties in the PRC grew from approximately RMB560 billion in 2001 to approximately RMB1,840.0 billion in 2005.

The Property Market in Guangdong Province

Guangdong Province is located in the southern region of China. It has an area of approximately 178,000 square kilometers. In 2005, Guangdong Province had a population of approximately 91.9 million. The real GDP growth rate of Guangdong Province exceeded the average national growth rate in each of the past ten years and the per capita GDP of Guangdong Province was significantly higher than the national average. Table 5 sets out selected economic statistics of Guangdong Province for the periods indicated.

	2001	2002	2003	2004	2005
Nominal GDP (RMB in billions)	1,203.9	1,350.2	1,584.5	1,886.5	2,236.7
As % of PRC GDP	11.0	11.2	11.7	11.8	12.2
Real GDP growth rate (%)	10.5	12.4	14.8	14.8	13.8
Per capita GDP (RMB)	13,852	15,365	17,798	20,876	24,438
Per capita disposable income of urban households (RMB)	10,415	11,137	12,308	13,628	14,770

Source: Guangdong Statistical Yearbook 2006
Table 5 Selected economic statistics for Guangdong Province from 2001 to 2005

According to the Guangdong Bureau of Statistics, properties with a total GFA of 43,851,600 square meters were completed in Guangdong Province in 2005, representing an increase of 28.7% over 2004. A total of 50,389,100 square meter of commodity property was sold, of which 45,463,200 square meters was residential property. The total sales revenue amounted to approximately RMB223.9 billion, of which approximately RMB188.6 billion was from the sales of residential properties. The average price per square meter of commodity and residential properties in Guangdong Province in 2005 were RMB4,442.7 and RMB4,149.3, respectively, representing an increase of 27.8% and 25.9% over 2004. The table below sets out selected data relating to the property market in Guangdong Province for the periods indicated.

	2001	2002	2003	2004	2005
Total GFA completed (sq. m in millions)	33.4	39.1	43.8	34.1	43.9
GFA of residential properties completed (sq. m in millions)	27.4	31.8	35.6	27.8	34.8
Total GFA sold (sq. m in millions)	22.8	25.3	30.6	30.5	50.4
GFA of residential properties sold (sq. m in millions)	20.5	22.6	27.4	27.4	45.5
% of total GFA sold in the PRC	10.2	9.4	9.1	8.0	9.1
Total sales revenue (RMB in millions)	75.2	82.0	97.8	105.9	223.9
Sales revenue from residential properties (RMB in millions)	63.5	68.3	82.0	90.3	188.6
Average price of commodity properties (RMB per sq.m.)	3,404.7	3,241.3	3,195.0	3,475.6	4,442.7
Average price of residential properties (RMB per sq.m.)	3,101.9	3,022.2	2,993.6	3,294.6	4,149.3

Source: Guangdong Statistical Yearbook 2002 and 2006
Table 6 Selected data of property market in Guangdong Province

Government Regulation

Licenses and regulatory approvals

Real estate developers in the PRC must obtain a formal qualification certificate in order to carry out property development business in the PRC. According to the Provisions on Administration of Qualification of Real Estate Developers, newly established developers must first apply for a temporary qualification certificate, which can be renewed for a maximum of two additional one-year periods, by which time a formal qualification certificate must have been issued. Before commencing their business operations, entities engaged in property management, construction, or fitting and decoration are required to obtain qualification certifications in accordance with the Measures on Administration of Qualification of Property Management Enterprises and the Provisions on Administration of Qualification of Construction Enterprises. Real estate developers in the PRC are required to produce a valid qualification certificate when they apply for a pre-sale permit.

As of December 28, 2007, we were in compliance in all material respects with the relevant PRC legal requirements relating to the PRC property sector, including those mandating the possession of valid business licenses and the relevant qualification certificates, such as real estate developer qualification certificates and construction enterprise qualification certificates.

Environmental and safety matters

We are subject to PRC environmental laws and regulations as well as environmental regulations promulgated by local governments. As required by PRC laws and regulations, each project developed by a property developer is required to undergo an environmental assessment, and an environmental impact assessment report is required to be submitted to the relevant government authorities for approval before commencement of construction. When there is a material change in respect of the construction site, scale or nature of a given project, a new environmental impact assessment report must be submitted for approval. During the course of construction, the property developer and the construction companies must take measures to prevent air pollution, noise emissions and water and waste discharge.

In addition, PRC environmental laws and regulations provide that if a construction project includes environmental facilities (including engineering projects, devices, monitors and other facilities that were constructed or equipped in order to prevent pollution and protect the environment), such facilities will have to pass an inspection by the environmental authorities and an approval must be obtained before the environmental facilities can commence operations. If a construction project does not include any environmental facilities, no such approval is required.

We believe that our operations are in compliance with currently applicable national and local environmental and safety laws and regulations in all material respects.

Business Strategy

Our business strategy is to continue to grow our business by developing high quality housing estates in developing cities which have increasing demand. We will either acquire land for development or acquire developing projects. For land acquisition, in addition to acquiring land through government auctions, we plan to receive cooperation from local governments at the town or county level for the development of large scale community residential projects from barren land which is low in cost. Our management has experience with developing large scale residential communities such as Clifford Estate and it has contributed to the economy of Panyu District of Guangzhou City. Our unique experience, knowledge and reputation in the market enable us to be more competitive in the market and to acquire land at lower cost.

Competition

The property industry in the PRC is highly competitive. Competitive factors include the size of land reserves and the geographical location, the types of properties offered, recognition by customers, brand creditworthiness, price and design qualities. Our existing and potential competitors include major domestic state-owned and private property developers in the PRC, and property developers from Hong Kong and elsewhere in Asia. A number of our competitors have greater financial, marketing, land and other resources than we have, as well as greater economies of scale, broader name recognition, a longer track record and more established relationships in certain markets. We believe our principal competitors include Country Garden Holdings Company Limited, China Vnke Co., Ltd. , Agile Property Holdings Limited, and Hopson Development Holdings Limited because they have a presence in the regions in which we operate.

Intellectual Property

None

Real Property Owned

We own 13 residential units in the PRC. The following table has summarized real property we own:

Item	Address	Leased/Owned
1	Unit 103, 104, 203, 204, 303, 304, 403, 404, 503, 504, 603, 604, 704, Hejing Hua Yuan, Shawan, Panyu District, Guangzhou City, Guangdong Province, PRC	Owned

Legal Proceedings

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

Employees

Currently we have 29 employees in 4 departments, including Engineering, Accounting and Finance, Purchasing and Administrative and Personnel.

Risk Factors

RISKS RELATING TO OUR BUSINESS

We are heavily dependent on the performance of the property market in the PRC.

Our business and prospects depend on the performance of the PRC property market. Any housing market downturn in China generally or in the regions where we have property developments could adversely affect our business, results of operations and financial condition. Demand for private residential properties in the PRC, particularly in Guangdong Province, has been growing rapidly in recent years, but such growth is often coupled with volatility in market conditions and fluctuations in property prices. We cannot assure you that property development and investment activities will continue at past levels or that we will be able to benefit from the future growth in the property market in Guangdong Province or the PRC. Any adverse developments in national and local economic conditions as measured by such factors as employment levels, job growth, consumer confidence, interest rates and population growth in Guangdong Province, particularly in the places where our projects are located, may reduce demand and depress prices for our products and services and would have a material adverse effect on our results of operations and financial condition.

Increasing competition in the PRC, particularly in Guangdong Province, may adversely affect our business and financial condition.

In recent years, a large number of property developers have undertaken property development and investment projects in Guangdong Province and elsewhere in the PRC. Our major competitors include large national and regional property developers and overseas developers (including a number of leading Hong Kong property developers), some of which may have better track records and greater financial and other resources than us. In addition, we also compete with small local homebuilders.

The intensity of the competition among property developers in Guangdong Province and other parts in the PRC for land, financing, raw materials and skilled management and labor resources may result in increased cost for land acquisition, a decrease in property prices and a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities. An oversupply of properties available for sale could also depress the prices of the commodity properties we sell. Any of the above may adversely affect our business and financial position. In addition, the real estate market in Guangdong Province and elsewhere in the PRC is rapidly changing. If we cannot respond to changes in market conditions in Guangdong Province or elsewhere or changes in customer preferences more swiftly or more effectively than our competitors, our business, results of operations and financial condition could be adversely affected.

We may not have adequate funding resources to finance land acquisitions or property developments, or to service our financing obligations.

The property development business is capital intensive. We finance our property developments primarily through a combination of internal funding, borrowings from banks and pre-sales and sales proceeds. Further, purchasers who should pay the purchase price in full may not make timely payments and this may affect our cashflow position. There is no guarantee that we will have sufficient cash flow available for land acquisitions or property developments or that we will be able to achieve sufficient pre-sales and sales to fund land acquisitions or property developments. In addition, we cannot assure you that we will be able to secure external financing on terms acceptable to us or at all.

Our ability to arrange adequate financing for land acquisitions or property developments on terms that will allow us to earn reasonable returns depends on a number of factors that are beyond our control. The PRC Government has in recent years taken a variety of policy initiatives in the financial sector to further tighten lending procedures for real estate developers.

We may not be able to obtain a sufficient number of sites or retain sites suitable for property developments.

We derive the majority of our revenue from the sale of properties that we have developed. This revenue stream is dependent on our ability to complete and sell our property developments. To maintain or grow our business in the future, we will be required to replenish our land reserve with suitable sites for developments. Our ability to identify and acquire a sufficient number of suitable sites is subject to a number of factors that are beyond our control.

The PRC Government controls substantially all of the country’s land supply and regulates the means by which real estate developers, including us, obtain land sites for property developments. As a result, the PRC Government’s land supply policies affect our ability to acquire land use rights for sites we identify and the costs of any acquisition. If we are unable to obtain additional land sites for development at prices that allow us to achieve reasonable returns, the viability or growth of our business may not be sustainable.

Under PRC law, if a developer fails to develop land in accordance with the terms of a land grant contract (including those relating to the payment of fees, the designated use of the land and the time for commencement and completion of the development), the relevant government authorities may issue a warning to or impose a penalty on the developer or confiscate the land. We cannot assure you that circumstances leading to confiscated of land or delays in the completion of a property development will not arise in the future. If our land is confiscated, we will be unable to continue our property development on the confiscated land or recover the costs incurred in the initial acquisition of the confiscated land or recover development costs and other costs incurred up to the date of confiscation. In addition, in the event that the government exercises its authority to confiscate any land use rights that have been legally granted to us, we may not be compensated for the full market value of the land.

Our business and results of operations may be adversely affected if we fail to obtain, or there are material delays in obtaining, the requisite governmental approvals for a significant number of our property developments

The real estate industry in the PRC is heavily regulated by the PRC government. Developers must comply with a variety of legal and regulatory requirements, as well as the policies and procedures established by local authorities to implement such laws and regulations. To undertake and complete a property development, a real estate developer must obtain permits, licenses, certificates and other approvals from the relevant administrative authorities at various stages of the property development, including land use rights documents, planning permits, construction permits, pre-sale permits and certificates or confirmations of completion and acceptance. Each approval is dependent on the satisfaction of a set of conditions.

We have not experienced any material delays in obtaining such governmental approvals in respect of our property developments that would have a material adverse effect on our business or results of operations. However, we cannot assure you that we will not encounter significant problems in satisfying the conditions to the approvals, or that we will be able to adapt ourselves to new laws, regulations or policies that may come into effect from time to time with respect to the real estate industry in general or the particular processes related to the granting of the approvals. There may also be delays on the part of the administrative bodies in reviewing our applications and granting approvals. If we fail to obtain, or experience material delays in obtaining, the requisite governmental approvals, the schedule of development and sale of our developments could be substantially disrupted, resulting in a material adverse effect on our business, financial condition and results of operations.

We face significant property development risks before we realize any benefits from a development.

Property developments typically require substantial capital outlays during the construction periods, and it may take months or years before positive cash flows, if any, can be generated by presales of properties to be completed or sales of completed properties. The time and costs required to complete a property development may increase substantially due to many factors beyond our control, including the shortage, or increased cost of material, equipment, technical skills and labor, adverse weather conditions, natural disasters, labor disputes, disputes with contractors, accidents, changes in government priorities and policies, changes in market conditions, delays in obtaining the requisite licenses, permits and approvals from the relevant authorities and other unforeseeable problems and circumstances. Any of these factors, singly or in aggregate, may lead to a delay in, or the failure of, the completion of a property development and result in costs substantially exceeding those originally budgeted. Failure to complete a property development according to its original plan, if at all, may have an adverse effect on our reputation and could give rise to potential liabilities. As a result, our returns on investments, if any, might not be timely recognized or might be lower than originally expected.

Our sales and pre-sales will be affected if mortgage financing becomes more costly or otherwise less attractive.

A majority of purchasers of our residential properties rely on mortgages to fund their purchases. An increase in interest rates may significantly increase the cost of mortgage financing, thus reducing the attractiveness of mortgages as a source of financing for property purchases and adversely impacting the affordability of residential properties. In addition, the PRC Government and commercial banks may also increase the downpayment requirements, impose other conditions or otherwise change the regulatory framework in a manner that would make mortgage financing unavailable or unattractive to potential property purchasers. The CBRC issued a regulation on September 2, 2004 to limit mortgage loans on properties to 80% of the sales price of the underlying properties. Further, on March 17, 2005, PBOC set the minimum property mortgage loan rates at 0.9 times the corresponding benchmark lending rates and further changed to 0.85 times on August 19, 2006. In addition, monthly mortgage payment is limited to 50% of an individual borrower’s monthly income and monthly debt service payments are limited to 55% of such individual borrower’s monthly income. If the availability or attractiveness of mortgage financing is further reduced or limited, many of our prospective customers may not be able to purchase our properties. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Any non-compliant GFA of our uncompleted and future property developments will be subject to governmental approval and additional payments.

The local government authorities inspect property developments after their completion and issue Construction of Properties and Municipal Infrastructure Completed Construction Works Certified Reports if the developments are in compliance with the relevant laws and regulations. If the total constructed GFA of a property development exceeds the GFA originally authorized in the relevant land grant contracts or construction permit, or if the completed property contains built-up areas that do not conform with the plan authorized by the construction permit, the property developer may be required to pay additional amounts or take corrective actions with respect to such non-compliant GFA before a Construction of Properties and Municipal Infrastructure Completed Construction Works Certified Report can be issued to the property development. We cannot assure you that local government authorities will not find the total constructed GFA of our existing projects under development or any future property developments to exceed the relevant authorized GFA upon completion.

The relevant PRC tax authorities may challenge the basis on which we calculate our Land Appreciation Tax (LAT) obligations.

Under PRC tax laws and regulations, our PRC subsidiaries are subject to LAT, which is collected by local tax authorities. All income from the sale or transfer of land use rights relating to state-owned land, buildings and their attached facilities in the PRC is subject to LAT at progressive rates ranging from 30% to 60% of the appreciation value as defined by the relevant tax laws. Certain exemptions are available for the sale of ordinary standard residential houses if the appreciation values do not exceed 20% of the total deductible items as defined in the relevant tax laws. Sales of commercial properties are not eligible for such exemption.

Local provincial tax authorities can formulate their own implementation rules according to the notice and local situations. In the event that the implementation rules promulgated in the cities in which our projects are located require us to settle all the unpaid LAT, our cash flow may be adversely affected.

Potential liability for environmental problems could result in substantial costs.

We are subject to a variety of laws and regulations concerning the protection of health and the environment including Regulation on Environmental Protection of Construction Projects and Regulation of Guangdong Province on Environmental Protection of Construction Projects. The particular environmental laws and regulations that apply to any given development site vary greatly according to the site’s location and environmental condition, the present and former uses of the site and the nature of the adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict project development activity in environmentally-sensitive regions or areas.

The PRC national and local environmental regulations provide that if a construction project includes environmental facilities, such facilities will have to pass the inspection of the environmental authorities and an approval must be obtained before the environment facilities can start to operate. If a construction project does not include any environmental facilities, no such approval is required. As advised by the Company’s PRC legal advisor, the Company’s business is of a nature that does not required to construct environmental facilities, therefore, no approval from the environmental authorities is necessary. However, we cannot assure you that the environmental authorities will not find it necessary for us to construct environmental facilities in the future. In such event, our business may be affected.

Also, as required by PRC law, each project developed by a property developer is required to undergo an environmental assessment, and an environmental impact assessment report is required to be submitted to the relevant government authorities for approval before commencement of construction. If such requirement is not complied with, the local environmental authority may issue orders to suspend construction of the project until the environmental impact assessment report is submitted and approved by the local environmental authority and may impose a fine of an amount between RMB50,000 and RMB200,000 on us in respect of such project. In the event that a suspension of construction and/or a fine is imposed, our financial conditions may be adversely affected.

Although the environmental investigations conducted by local environmental authorities to date have not revealed any environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations, it is possible that these investigations did not reveal all environmental liabilities and that there are material environmental liabilities of which we are unaware. We cannot assure you that a future environmental investigation will not reveal material environmental liability. Also, we cannot assure you that the PRC government will not change the existing laws and regulations or impose additional or stricter laws or regulations, with which the compliance may cause us to incur significant capital expenditure. In addition, there is no assurance that we can comply with any such laws and regulations.

Our success depends significantly on the continued services of our senior management team and other key personnel.

Our future success depends significantly upon the continuing services of the members of our senior management team, in particular our CEO and director, Clifford Lun Kee, Pang and our director, Lai Hung, Man, have extensive experience in the real estate industry in the PRC. Mr. Pang is responsible for the formulation of development strategies, making decisions on investment projects and setting the direction of the operations and overall business management of the Company. Miss Man specializes in the overall planning of sales and marketing of projects and business management of the Company. If one or more of our senior executives or other personnel are unable or unwilling to continue in their present positions, we may be unable to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially adversely affected.

In addition, we depend on the continued service of our executive officers and other skilled managerial and technical personnel. Competition for senior management and key personnel is intense, and the pool of qualified candidates is very limited. Our business could be adversely affected if we lose the services of our senior executives or key personnel without suitable replacements or if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing business. Further, as we expect our business to continue to grow, we will need to recruit and train additional qualified personnel. If we fail to attract and retain qualified personnel, our business and prospects may be adversely affected.

RISKS RELATING TO THE PROPERTY SECTOR IN THE PRC

The real estate industry in the PRC is still at an early stage, and the property market and related infrastructure and mechanisms have not been fully developed.

Private ownership of property in the PRC is still in a relatively early stage of development. Although demand for private residential property in the PRC, particularly in Guangdong Province, has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information as well as the overall low level of transparency in the PRC.

The lack of a liquid secondary market for residential real estate may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals, compounded by the lack of security of legal title and enforceability of property rights, may further inhibit demand for residential developments. In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. In the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

The restrictive measures adopted from time to time by the PRC Government to curtail the overheating of the real estate market could slow down the industry’s rate of growth.

The PRC Government’s restrictive measures to control the industry’s rate of growth could limit our access to capital resources, reduce market demand and increase our operating costs. The PRC Government may adopt additional and more stringent measures in the future, which could further slow the development of the industry and adversely affect our business operations.

Market for Common Equity

There is no change to the market for our securities as a result of the acquisition by the Company, of 100% of the equity interest in Parkade. Disclosure regarding the market for our common stock was contained in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

Changes in and Disagreements with Accountants

None.

Recent Sales of Unregistered Securities

On October 1, 2007, the Company entered into an Agreement for Share Exchange (the “Agreement”) with Parkade International Limited, a British Virgin Islands holding company and Clifford Manufacturing Co. Ltd. (“Clifford Manufacturing”), the sole shareholder of Parkade.  Pursuant to the terms of the Agreement, the Company shall acquire a 100% ownership interest in Parkade from Clifford Manufacturing. Consideration to be paid by the Company to Clifford Manufacturing shall be a total of 43,881,200 shares of its common stock and 5,000,000 shares of its preferred stock (the “Exchange Shares”) in exchange for 100% of the ownership interests in Parkade. Immediately following completion of the share exchange transaction through the issuance of the Exchange Shares, the Company shall have a total of approximately 50,000,000 shares of its common stock issued and outstanding and 5,000,000 shares of its preferred stock issued and outstanding. Each share of preferred stock shall be initially convertible into ten (10) shares of common stock at the option of the holders, subject to the availability of the common stock, at any time and from time to time after the original issue date.

Indemnification of Directors and Officers

In connection with the acquisition by the Company of 100% of the equity interest in Parkade, the Company did not amend its Articles of Incorporation or Bylaws. Disclosure regarding indemnification of directors and officers of the Company was previously disclosed in the Company’s Registration Statement on Form SB-2 (as amended) filed with the United States Securities and Exchange Commission on December 27, 2004.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of shares of common stock as of December 21, 2007 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. As of December 21, 2007 there were 50,000,000 shares of issued and outstanding common stock of the Registrant.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them. All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of December 21, 2007, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Fully Diluted Shares Outstanding After the Share Exchange

Billion Express International Limited	43,881,200	87.76%
Pang, Clifford Lun Kee (2)	43,881,200	87.76%
Man, Lai Hung	0	0

Total Held by Directors and Executive Officers (two individuals)	43,881,200	87.76%

___________
(1) Unless otherwise noted, the Registrant believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within sixty (60) days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage of ownership is determined by assuming that options, warrants or convertible securities that are held by such person (not those held by any other person) and which are exercisable within sixty (60) days of the date indicated above, have been exercised.

(2) Mr. Clifford Lun Kee Pang is deemed to be the beneficial owner of the 43,881,200 shares owned by Billion Express International Limited.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006 COMPARED TO DECEMBER 31, 2005:

REVENUES. Revenues were the same, which were $230,769, for the years ended December 31, 2006 and 2005 as the company received the same amount of revenue from the same related party customer for the same services for the two years.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $163,500 for the year ended December 31, 2006 as compared to $315,377 for the year ended December 31, 2005. This decrease was primarily attributable to approximately $162,000 of additional depreciation expenses in 2005. As a percentage of revenues, general and administrative expenses decreased to 71% for the year ended December 31, 2006 from 137% for the year ended December 31, 2005.

INCOME (LOSS) BEFORE INCOME TAX AND MINORITY INTEREST. Income before income tax and minority interest was $85,734 for the year ended December 31, 2006 compared to a loss of $82,720 for the year ended December 31, 2005. This increase was attributable to the decrease of general and administrative expenses.

NET INCOME (LOSS). Net income was $85,734 for the year ended December 31, 2006 compared to a net loss of $39,000 for the year ended December 31, 2005. This increase was attributable to the decrease of general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

	September 30, 2007	December 31, 2006
Cash and cash equivalents	1,164,355	3,251,774
Working capital (deficit)	(30,041)	(34,482)

CASH FLOW

	Year Ended December 31
	2006	2005
Net cash provided by (used in) operating activities	$(207,396)	$1,849
Net cash (used in) investing activities	$(106,948)	$-
Net cash provided by financing activities	$3,343,192	$27,857
Net increase in cash and cash equivalents	$3,028,848	$29,706

Cash Flows from Operating Activities

Net cash used in operating activities was $207,396 for the year ended December 31, 2006, an increase of $224,150 from $1,849 net cash provided by operating activities for the same period in 2005. The increase in net cash used in operating activities in 2006 was mainly due to an increase of construction in progress.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2006 was $106,948, an increase of $106,948 from net cash used for investing activities of $0 in the same period of 2005 as a result of an increase in an ownership interest in a subsidiary and purchase of plant and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2006 was $3,343,192 as compared to $27,857 in 2005. The increase of cash provided by financing activities was mainly attributable to a net increase in payables to associated companies.

We believe that our available cash and cash equivalents of as of September 30, 2007, along with the expected proceeds from our operations, will provide adequate liquidity to fund our operations through at least the next twelve months. However, we may seek to raise additional liquidity to fund our operations in periods thereafter or to acquire development projects for our pipeline. Accordingly, we may seek to raise additional funds when market conditions permit. However, there can be no assurance that funding will be available or that, if available, will be on acceptable terms.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined by rules recently enacted by the Financial Accounting Standards Board, and accordingly, no such arrangements are likely to have a current or future effect on our financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Directors and Executive Officers

Set forth below is information regarding the Company’s directors and executive officers after the Share Exchange. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the board of directors.

Name	Age	Title
Clifford Lun Kee, Pang	67	CEO and Director
Lai Hung, Man	48	Director

Clifford Lun Kee, Pang, age 67, is the CEO and a director of the company. Mr. Pang has over 20 years of experience in property development and marketing. In 1989, Mr. Pang found the Clifford Group and has been its CEO since then. Clifford Group has developed a number of residential communities in Guangdong Province of China including Clifford Estate which is the largest private residential community in China and has a population of more than 100,000, consisting of hospital and clinic, schools, private bus services, restaurants, club house, household service centers, hotel, service apartments and 40,000 housing units. Mr. Pang graduated from the Indiana Institute of Technology, USA with a major in Civil Engineering in 1963. In 1965, he obtained a master degree of Engineering from the McGill University in Montreal, Canada. Mr. Pang is also a Member of National Committee of the Chinese People’s Political Consultative Conference of China.

Lai Hung, Man, 48, is a director of the company. Ms Man has over 20 years of experiences in sales and marketing of large-scale residential community in China. Since 1989, Miss Man has been the Director of Sales and Marketing of Clifford Group and was in charge of sales of a number of residential communities in Guangdong Province of China including the Clifford Estate, a $3 billion real property project. Clifford Estate is the largest private residential community in China and has a population of more than 100,000, consisting of hospital and clinic, schools, private bus services, restaurants, club house, household service centers, hotel, service apartments and 40,000 housing units. Ms Man graduated from the Chinese University of Hong Kong with a major in Business Administration in 1982. Miss Lai is the wife of Mr. Clifford Lun Kee, Pang.

The term of office of each director expires at the Company’s annual meeting of stockholders or until their successors are duly elected and qualified. Directors are not compensated for serving as such. Officers serve at the discretion of the Board of Directors.

Employment Agreements

The Company does not have any employment agreements with its executive officers and directors.

Compensation of Officers

The Company has not paid its officers any compensation in respect of their services. The Company intends to maintain this policy in the future.

Director Compensation

The Company has not paid its directors any compensation in respect of their services on the board. The Company intends to maintain this policy in the future.

Certain Relationships and Related Party Transactions

The Company has signed a project management contraction for the period from January 2007 to December 2008 for the development of Clifford Garden with Richpro International Limited, a company owned by Clifford Lun Kee Pang at a cost equal to 5% of total construction cost of Clifford Garden, which the Company believes is equivalent to those it may receive from an unaffiliated third party.

The Company has signed a consultancy agreement for the period from October 2007 to September 2009 for the sales and marketing planning and execution of Clifford Garden development project with Abroad Trading Limited, a company owned by Clifford Lun Kee Pang at a cost equal to 2% of total sales of Clifford Garden, which the Company believes is equivalent to those it may receive from an unaffiliated third party.

Item 5.06 Change in Shell Company Status.

On October 1, 2007, the Company closed the Share Exchange pursuant to which the parties agreed that the Company acquired all of the issued and outstanding shares of stock of Parkade in exchange for the issuance in the aggregate of 43,881,200 of the Company’s shares of common stock and 5,000,000 shares of the Company’s preferred stock.

Parkade became a wholly-owned operating subsidiary of the Company and, upon the issuance of the shares, shareholders of the Parkade owned approximately 87.8% of all of the Company’s issued and outstanding stock. The Company currently has a total of 50,000,000 issued and outstanding shares of Common Stock and 5,000,000 issued and outstanding shares of preferred stock.

The Parkade transaction was recorded as a reverse acquisition based on factors demonstrating that Parkade was the accounting acquirer. The purchase price applied to the reverse acquisition was based on the net book value of the underlying assets of the Company prior to the transaction. The historical stockholder’s equity of Parkade prior to the merger was retroactively restated (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any differences in the par value of the Company’s common stock, with an offset to additional paid-in capital. The restated consolidated accumulated deficit of the accounting acquirer (Parkade) was carried forward after the acquisition.

As the result of the completion of the Share Exchange, the Company believes it is no longer a shell company as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Audited balance sheets of Parkade as of December 31, 2006 and 2005, audited statements of operations, cash flows, and changes in stockholder’s equity of Parkade for the years ended December 31, 2006 and 2005.

Unaudited condensed balance sheet of Parkade as of September 30, 2007, unaudited condensed statements of operations and cash flows of Parkade for the nine months ended September 30, 2007 and 2006.

(b) Pro forma financial information.

Unaudited pro forma financial statements of the Company as follows:

●	Unaudited Pro-Forma Consolidated Balance Sheet as of September 30, 2007
●	Unaudited Pro-Forma Consolidated Statement of Operations for the year ended December 31, 2006
●	Unaudited Pro-Forma Consolidated Statement of Operations for the nine months ended September 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELITE ARTZ, INC.

By:	/s/ Clifford Lun Kee Pang
Name:	Clifford Lun Kee Pang
Title:	Chief Executive Officer

Dated: December 28 , 2007

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements as of December 31, 2005 and 2006 and for the two years ended December 31, 2006:

Unaudited Interim Financial Statements as of September 30, 2007 and for the nine-month periods ended September 30, 2007 and 2006:

Unaudited Pro-forma Financial Statements:

UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET, SEPTEMBER 30, 2007	F-24

UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006	F-25

UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007	F-26

NOTES TO UNAUDITED PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Parkade International Limited

We have audited the accompanying consolidated balance sheets of Parkade International Limited and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parkade International Limited and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado

December 21, 2007

PARKADE INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,251,774	$60,243
Receivables from associated companies	5,188,040	437,619
Construction in progress - real estate for resale	4,544,068	4,164,399
Total current assets	12,983,882	4,662,261

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	153,668	159,484

TOTAL ASSETS	$13,137,550	$4,821,745

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$2,391	$861
Payables to associated companies	12,757,930	4,785,954
Accrued expenses	2,051	1,923
Due to a director	182,048	60,411
Total current liabilities	12,944,420	4,849,149
`
LONG TERM LIABILITY
Provision for retirement benefits for employee	40,641	42,179
TOTAL LIABILITIES	12,985,061	4,891,328

MINORITY INTEREST	-	32,259

STOCKHOLDER’S EQUITY (DEFICIT)
Common stock: 3,000,000 shares authorized, issued and fully paid at $1.00 par value as of December 31, 2006 and 2005	3,000,000	3,000,000
Accumulated deficit	(3,159,904)	(3,245,638)
Accumulated other comprehensive income	312,393	143,796
TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	152,489	(101,842)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$13,137,550	$4,821,745

See accompanying notes to the consolidated financial statements

PARKADE INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the years ended December 31,
	2006	2005

REVENUES (RELATED PARTY)	$230,769	$230,769

EXPENSES
General and administrative	163,500	315,377

INCOME (LOSS) FROM OPERATIONS	67,269	(84,608)

OTHER INCOME
Interest Income	16,901	330
Other	1,564	1,558

INCOME (LOSS) BEFORE TAXES AND MINORITY INTEREST	85,734	(82,720)

PROVISION FOR INCOME TAX	_	_

INCOME (LOSS) BEFORE MINORITY INTEREST	85,734	(82,720)

MINORITY INTEREST IN SUBSIDIARY	_	43,720

NET INCOME(LOSS)	85,734	(39,000)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	168,597	-

COMPREHENSIVE INCOME(LOSS)	$254,331	$(39,000)

Earnings (Loss) Per Share	$.03	$(.01)

Weighted average number of shares outstanding	3,000,000	3,000,000

See accompanying notes to the consolidated financial statements

PARKADE INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

			Accumulated
			Other
	Common	Accumulated	Comprehensive
	Stock	Deficit	Income	Total

Balance at January 1, 2005	$3,000,000	$(3,206,638)	$143,796	$(62,842)

Net loss	-	(39,000)	-	(39,000)

As at December 31, 2005	3,000,000	(3,245,638)	143,796	(101,842)

Net income	-	85,734	-	85,734

Foreign currency translation adjustment	-	-	168,597	168,597
As at December 31, 2006	$3,000,000	$(3,159,904)	$312,393	$152,489

See accompanying notes to the consolidated financial statements

PARKADE INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2006	2005
Cash flows from operating activities
Net income(loss)	$85,734	$(39,000)
Minority interest	-	(43,720)
Adjustments to reconcile net income (loss) to net
cash (used in) provided by operating activities:
Depreciation	12,475	174,484
Reduction of provision for retirement benefits for employees	(1,538)	(1,539)
Changes in operating assets and liabilities:
Additions to construction in progress	(305,725)	(89,365)
Increase in accounts payable	1,530	861
Increase in accrued expenses	128	128

Net cash (used in) provided by operating activities	(207,396)	1,849

Cash flows from investing activities
Increase in ownership interest in a subsidiary	(106,203)	-
Purchase of property and equipment	(745)	-

Net cash used in investing activities	(106,948)	-

Cash flows from financing activities
Increase in receivables from associated companies	(4,750,421)	(230,348)
Decrease in due from shareholder	-	202,820
Increase (decrease) in payables to associated companies	7,971,976	(5,026)
Increase in due to a director	121,637	60,411

Net cash provided by financing activities	3,343,192	27,857

Net increase in cash and cash equivalents	3,028,848	29,706

Cash and cash equivalents - beginning of year	60,243	29,550

Effect of foreign exchange rate changes	162,683	987

Cash and cash equivalents - end of year	$3,251,774	$60,243

See accompanying notes to the consolidated financial statements

PARKADE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Parkade International Limited and subsidiary (the “Company”) was incorporated on February 16, 1993 under the laws of the British Virgin Islands. The Company engages in consultant services on placement of advertisement programs in Hong Kong for a company owned by the sole shareholder of the Company.

Through its wholly-owned subsidiary, Guangzhou City Clifford Development (Panyu) Company Limited (“Panyu”), a company established under the laws of the People’s Republic of China (the “PRC”), the Company also owns a real estate project known as Clifford Gardens (“Clifford Gardens”) located at Shawan, Panyu (a city in Guangzhou province, the PRC). Clifford Gardens occupies a piece of land of approximately 800,000 square feet and will consist of 18 blocks of high-rise residential buildings with a total saleable area of approximately 1,500,000 square feet after the completion of construction.

Under PRC law, if a developer fails to develop land in accordance with the terms of a land grant contract (including those relating to the payment of fees, the designated use of the land and the time for commencement and completion of the development), the relevant government authorities may issue a warning to or impose a penalty on the developer or confiscate the land. Panyu cannot assure that circumstances leading to confiscated of land or delays in the completion of a property development will not arise in the future. If Panyu’s land is confiscated, Panyu will be unable to continue the property development on the confiscated land or recover the costs incurred in the initial acquisition of the confiscated land or recover development costs and other costs incurred up to the date of confiscation. In addition, in the event that the government exercises its authority to confiscate any land use rights that have been legally granted to Panyu, Panyu may not be compensated for the full market value of the land.

Clifford Manufacturing Company Limited (“Clifford Manufacturing”), the sole shareholder of the Company, was incorporated on July 14, 1989 under the laws of the British Virgin Islands. Clifford Manufacturing engages in subleasing of Hong Kong based industrial properties that are owned by an associated company of Clifford Manufacturing.

The Company's sole shareholder also controls other companies whose operations are related to the Company. Revenues of the Company for the years ended December 31, 2006 and 2005 were all attributable to an affiliated company owned by the Company’s sole shareholder. Beginning in 2007, the Company ceased providing service to the affiliated company and therefore no longer generated revenue. As of December 31, 2005 and 2006, and September 30, 2007, the Company also has receivables and payables to and from other companies under common control.

NOTE 2 – PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Parkade International Limited and subsidiary.

For 2005 and through July 31, 2006, the Company owned 98% of Panyu. On August 1, 2006, the Company acquired the 2% minority interest of Panyu for a cash consideration of $106,203.

All significant inter-company balances and transactions have been eliminated in consolidation.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Economic and Political Risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environment in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things, of the PRC.

(b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong and China.

(c)	Construction in Progress - Real Estate for Resale

Construction in progress of real estate for resale consists of expenditures for land development including set-up cost, infrastructure cost, construction cost and indirect cost. Expenditures for land development are capitalized and are allocated to development projects by the specific identification method. Construction in progress is stated at the lower of cost or net realizable value.

(d)	Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and impairment. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(e)	Depreciation

The Company provides for depreciation of property and equipment principally by use of the straight-line method for financial reporting purposes. Property and equipment are depreciated over the following estimated useful lives:

Residential apartment properties	20 years
Computer equipment and other equipment	3 - 5 years

The Company maintains 10% of the cost of residential apartment properties as residual values.

Depreciation expense for the years ended December 31, 2006 and 2005 amounted to $12,475 and $174,484, respectively.

(f)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the periods ended December 31, 2006 and 2005.

(g)	Income Tax

The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” (“SFAS 109”) which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of the PRC and Hong Kong, the corporation income tax rates range from 17.5% to 33%. The Company to recognize certain income and expenses that do not conform to the timing and conditions allowed by the PRC tax authorities. The Company incurred no income tax expense or benefit for the years ended December 31, 2006 and 2005.

(h)	Fair Value of Financial Instruments

The carrying amounts of the Company's cash, accounts receivable, and accounts payable approximate fair value because of the short maturity of these items.

(i)	Revenue Recognition

Revenue represents the invoiced value of consulting services provided to one affiliated company. Revenue is recognized when all of the services agreed to with this affiliated company have been rendered and they confirmed receipt of such services.

(j)	Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2006 and 2005, there were no dilutive securities outstanding.

(k)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(l)	Retirement Benefits

The PRC mandates companies to contribute funds into the national retirement system, which benefits qualified employees based on where they were born within the country. The Company pays the required payment of qualified employees of the Company as a payroll tax expense. Very few employees in the Company fall under the mandatory conditions requiring the Company to pay as a payroll tax expense into the retirement system of the PRC.

Hong Kong requires companies to operate a mandatory provident fund plan, which is available to all employees in Hong Kong. Both the Company and the employees are required to contribute 5% (subject to a maximum amount of $256) per month of the employees’ relevant income. Contributions from the Company are 100% vested in the employees as soon as they are paid to the plan. Contributions to the plan are expensed in the statement of income as they become payable in accordance with the rules of the plan. The assets of the plan are held separately from those of the Company and managed by independent professional fund managers. In addition to the mandatory provident fund plan that is required by the Hong Kong government, the Company also provides additional retirement benefits for a certain employee, which is calculated based on 66.7% of monthly salary of the individual employee up to a maximum of $1,923 per month multiplied by the number of years of employment. The liability associated with such additional retirement benefits has been recorded as a long term liability as of December 31, 2006 and 2005.

(m)	Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(n)	Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of Panyu is the Chinese Renminbi (“RMB”) while for Parkade is Hong Kong Dollar (“HKD”). Capital accounts of the consolidated financial statements are translated into United States dollars from RMB and HKD at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year. The translation rates are as follows:

	2006	2005

Year end RMB : $ exchange rate	7.836	8.135
Average yearly RMB : $ exchange rate	7.944	8.277

Year end HKD : $ exchange rate	7.800	7.800
Average yearly HKD : $ exchange rate	7.800	7.800

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/US$ exchange rate into a flexible rate under the control of the PRC government.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

(o)	Recent Accounting Pronouncements

Below is a listing of recent accounting pronouncements and their effect on the Company's financial statements.

Statement No. 157

“Fair Value Measurements” (“SFAS 157”)

This statement does not require any new fair value measurements but provides guidance on how to measure fair value and clarifies the definition of fair value under accounting principles generally accepted in the United States of America. The statement also requires new disclosures about the extent to which fair value measurements in financial statements are based on quoted market prices, market-corroborated inputs, or unobservable inputs that are based on management's judgments and estimates. The statement is effective for fiscal years beginning after November 15, 2007. In November 2007, the FASB announced that it would defer the effective date of SFAS 157 for one year for all non-financial assets and liabilities except those that are recognized or disclosed in the financial statements on a recurring basis.

Statement No. 159

“The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“SFAS 115”)”

This statement permits entities to choose to measure eligible items at fair value at specified election dates. The statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007 although early adoption is permitted provided that an entity also adopts SFAS 157.

Interpretation No. (“FIN”) 48

“Accounting for Uncertainty in Income Taxes”-- an interpretation of FASB Statement No. 109. (“FIN 48”)

This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006.

The Company does not expect that the adoption of these accounting pronouncements will have any material impact on its financial statements.

NOTE 4 – RECEIVABLES FROM ASSOCIATED COMPANIES

Receivables from associated companies consist of receivables from other subsidiaries of Clifford Manufacturing. Such receivables represent advances from the Company to these associated companies and are non interest bearing with no fixed repayment terms.

	As of December 31,
	2006	2005
Clifford Real Estate Agency Ltd	$338,572	$437,619
Fartake Investments Ltd	765,974	-
Guangzhou City Huadu Clifford Development Ltd	4,083,494	-
	$5,188,040	$437,619

NOTE 5 – CONSTRUCTION IN PROGRESS - REAL ESTATE FOR RESALE

Construction in progress - real estate for resale consists of expenditures for land development including set-up cost, infrastructure cost, construction cost and indirect cost stated at cost. Land use right is stated at the lower of cost or net realizable value.

Construction in progress - real estate for resale as of December 31, 2006 and 2005 are summarized as follows:

	As of December 31,
	2006	2005

Cost of land use right	$2,853,571	$2,815,458
Set-up cost	677,650	381,429
Infrastructure cost	995,797	958,698
Construction cost	9,150	8,814
Indirect cost	7,900	-

Total	$4,544,068	$4,164,399

NOTE 6 – PROPERTY AND EQUIPMENT

Property consists of 13 residential apartment units located in China that Panyu purchased in 1996.

Equipment consists primarily of office computer equipment and other equipment.

Property and equipment as of December 31, 2006 and 2005 are summarized as follows:

	As of December 31,
	2006	2005
At cost:
Residential apartment properties	$280,767	$270,449
Computer equipment	983,001	946,514
Other equipment	82,127	78,752
	1,345,895	1,295,715

Less: Accumulated depreciation
Residential apartment properties	127,834	110,965
Computer equipment	982,631	946,514
Other equipment	81,762	78,752
	1,192,227	1,136,231

Property and equipment , net	$153,668	$159,484

Depreciation expense for the years ended December 31, 2006 and 2005 was $12,475 and $174,484, respectively.

NOTE 7 – PAYABLES TO ASSOCIATED COMPANIES

Payables to associated companies consist of amounts owed by the Company, which represent advances from companies having the same ultimate shareholder as the Company. These liabilities are not secured by any of the Company’s assets, are non interest bearing and have no fixed repayment terms. The breakdown of payables to associated companies as of December 31, 2006 and 2005 are summarized as follows:

	As of December 31,
	2006	2005
Lafe Enterprises Limited	$-	$69,748
Clifford Investment Co Ltd	4,654,746	4,654,746
Guangzhou Clifford Property Management Co.	319,022	61,460
Foshan Clifford Estates (Nanhoi) Ltd.	4,466,322	-
Guangzhou City Guanwan Property Ltd.	1,658,920	-
Guangzhou City Clifford Property Ltd.	1,658,920	-
	$12,757,930	$4,785,954

NOTE 8 – INCOME TAX AND DEFERRED TAX ASSETS

(a) Corporation Income Tax (“CIT”)

In accordance with the relevant tax laws and regulations of Hong Kong and the PRC, the statutory CIT rates are 17.5% for Hong Kong and 33% in the PRC. The CIT rates applicable to the Company and its subsidiary for the years ended December 31, 2006 and 2005 were as follows:

No provision for Hong Kong profits tax and PRC Enterprise Income Tax has been made as the Company has no assessable profits for the years ended December 31, 2005 and 2006.

Reconciliation of taxation for the year with the accounting profit / (loss):

	For year ended December 31,
	2006	2005

Income / (loss) before tax	$85,734	$(82,720)

Tax at the PRC profits tax rate of in 2006: 33% (2005: 33%)	$28,292	$(27,298)
Tax effect of expenses not deductible for tax purpose	-	53,632
Tax effect of non-taxable income	(72,076)	-
Utilization of previously unrecognized tax loss	(15,297)	(16,688)
Tax effect of different tax rates operating in other jurisdiction	(13,549)	(14,781)
Tax effect of tax losses not recognized	72,630	5,135

Taxation for the year	$-	$-

(b) Value Added Tax (“VAT”)

There is no VAT under current tax laws in Hong Kong.

In accordance with the current tax laws in the PRC, the VAT rate for export sales is 0% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. There was no VAT receivable or payable balance at December 31, 2006 and 2005.

(c) Deferred Tax Assets

As of December 31, 2006, Panyu has a net operating loss of approximate $99,400 eligible to be carried forward from 2007 to 2010. Under the PRC tax regulations Panyu is entitled to claim back its tax loss for up to prior 5 years of operations. No deferred tax asset was recorded in Panyu to reflect such tax loss because the PRC tax regulations change frequently and it is uncertain whether such deferred tax asset can be realized in subsequent years.

As of December 31, 2006, Parkade has a net operating loss of approximate $320,000 eligible to be carried forward commencing 2007. Under the Hong Kong tax regulations Parkade is entitled to carry forward its net operating loss indefinitely. No deferred tax asset was recorded in Parkade to reflect such tax loss because Parkade ceased to operate its consulting business starting from 2007 and no revenue will be received commencing 2007. As a result, there shall be no similar operating profit in the future and no deferred tax asset can be realized in subsequent years.

NOTE 9 – RELATED PARTY TRANSACTIONS

Amounts due to associated companies and intermediate holding company consist of advances from these companies and payments on behalf of the Company by the respective companies. The balances are unsecured and non interest bearing with no fixed payment terms, but are expected to be repaid to the companies during 2007.

Due to a director consists of advances from a director and payments on behalf of the Company by the director. The amounts are unsecured and non interest bearing with no fixed payment terms, but are expected to be repaid to the director during 2007.

NOTE 10 – CONTINGENCIES AND COMMITMENTS

In conjunction with the real estate project Clifford Gardens that is located in Shawan, Panyu, Panyu committed to the Bureau of the Planning Office of Guangzhou City, PRC to construct certain educational facilities and public utility facilities associated with Clifford Gardens in accordance with the relevant regulations in the PRC.

Commitments for educational facilities and public utility facilities were $1,601,240 and $1,542,395 at December 31, 2006 and 2005, respectively.

NOTE 11 – SUBSEQUENT EVENTS

On October 1, 2007, the Company entered into and completed an Agreement for Share Exchange (the “Agreement”) with Elite Artz, Inc., a Nevada incorporated company (“ELRZ”) and Clifford Manufacturing Co. Ltd., the sole shareholder of the Company (the “Shareholder”). Pursuant to the terms of the Agreement, ELRZ acquired 100% ownership interest in the Company from the Shareholder. Consideration paid by ELRZ to the Shareholder was 43,881,200 shares of ELRZ’s common stock and 5,000,000 share of ELRZ’s preferred stock. After the completion of the transaction, the Company became a wholly owned subsidiary of ELRZ.

PARKADE INTERNATIONAL LIMITED
CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2007
(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,164,355
Receivables from associated companies	6,631,071
Construction in progress - real estate for resale	9,666,989
Prepayments and other receivables	123,852
Total current assets	17,586,267

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	151,497

TOTAL ASSETS	$17,737,764

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$1,557
Payables to associated companies	11,831,992
Accrued expenses	2,051
Due to a director	5,706,764
Total current liabilities	17,542,364

STOCKHOLDER’S EQUITY
Common stock: 3,000,000 shares authorized, issued and fully paid at $1.00 par value as of September 30, 2007	3,000,000
Accumulated deficit	(3,316,322)
Accumulated other comprehensive income	511,722
TOTAL STOCKHOLDER’S EQUITY	195,400

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$17,737,764

See accompanying notes to the condensed consolidated financial statements

PARKADE INTERNATIONAL LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the nine months ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)

REVENUES (RELATED PARTY)	$-	$173,077

EXPENSES
General and administrative	169,446	121,451

(LOSS) INCOME FROM OPERATIONS	(169,446)	51,626

OTHER INCOME
Interest Income	11,841	6,186
Other	1,187	1,179

(LOSS) INCOME FROM OPERATIONS BEFORE TAXES	(156,418)	58,991

PROVISION FOR INCOME TAXES	-	-

NET (LOSS) INCOME	(156,418)	58,991

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	199,329	121,376

COMPREHENSIVE INCOME	$42,911	$180,367

(Loss) Earnings Per Share	$(0.05)	$0.02

Weighted average number of shares outstanding	3,000,000	3,000,000

See accompanying notes to the condensed consolidated financial statements

PARKADE INTERNATIONAL LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (UNAUDITED)

			Accumulated
			Other
	Common	Accumulated	Comprehensive
	Stock	Deficit	Income	Total

Balance at January 1, 2006	$3,000,000	$(3,245,638)	$143,796	$(101,842)

Net income	-	58,991	-	58,991

Foreign currency translation adjustment	-	-	121,376	121,376

Balance at September 30, 2006	$3,000,000	$(3,186,647)	$265,172	$78,525

Balance at January 1, 2007	$3,000,000	$(3,159,904)	$312,393	$152,489

Net (loss)	-	(156,418)	-	(156,418)

Foreign currency translation adjustment	-	-	199,329	199,329

Balance at September 30, 2007	$3,000,000	$(3,316,322)	$511,722	$195,400

See accompanying notes to the condensed consolidated financial statements

PARKADE INTERNATIONAL LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(156,418)	$58,991
Adjustments to reconcile net (loss) income to net
cash used in operating activities:
Depreciation	8,075	9,032
Reduction of provision for retirement benefits for employee	-	(1,153)
Changes in operating assets and liabilities:
Additions to construction in progress	(5,122,921)	(230,819)
Decrease in prepayments and other receivables	(123,852)	-
(Decrease) Increase in accounts payable	(834)	1,506
Decrease in accrued expenses	-	(1,923)

Net cash used in operating activities	(5,395,950)	(164,366)

Cash flows from investing activities
Increase in ownership interest in a subsidiary	-	(106,203)
Purchase of property and equipment	(2,328)	-

Net cash used in investing activities	(2,328)	(106,203)

Cash flows from financing activities
Increase in receivables from associated companies	(1,443,031)	(53,733)
(Decrease) Increase in payables to associated companies	(925,938)	9,959,098
Increase in due to a director	5,524,716	121,637

Net cash provided by investing activities	3,155,747	10,027,002

Net (decrease)increase in cash and cash equivalents	(2,242,531)	9,756,433

Cash and cash equivalents - beginning of period	3,251,774	60,243

Effect of foreign exchange rate changes	155,112	117,337

Cash and cash equivalents - end of period	$1,164,355	$9,934,013

Supplemental disclosure of non-cash financing activites:
Assumption of provision for retirement benefits for employee by an associated company	$40,461	$-

See accompanying notes to the condensed consolidated financial statements

PARKADE INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

NOTE 1 – BASIS OF PRESENTATION

The interim financial statement of Parkade International Limited and subsidiary (“Parkade” or the “Company”) for the nine months ended September 30, 2007 and 2006 are not audited. The financial statements are prepared in accordance with requirements for unaudited interim periods, and consequently do not include all disclosures required to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheet as of September 30, 2007, and the statements of income and comprehensive income and the statements of cash flows for the nine months ended September 30, 2007 and 2006, have been prepared by the Company without being audited. In the opinion of management, all adjustments (which included normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such period have been made. The results of operations for the nine months ended September 30, 2007, are not necessarily indicative of operations results for the full year. These interim unaudited financial statements should be read in conjunction with the Company’s audited December 31, 2006 and 2005 consolidated financial statements, presented elsewhere within this Form 8-K/A.

The Company was incorporated on February 16, 1993 under the laws of the British Virgin Islands. The Company engages in consultant services on placement of advertisement programs in Hong Kong for a company owned by the sole shareholder of the Company. During 2007, the Company ceased consultant services.

Through its wholly-owned subsidiary Guangzhou City Clifford Development (Panyu) Company Limited (“Panyu”), a company established under the laws of the People’s Republic of China (the “PRC”), the Company also owns a real estate project known as Clifford Gardens (“Clifford Gardens”) located at Shawan, Panyu (a city in Guangzhou, the PRC). Clifford Gardens occupies a piece of land of approximately 800,000 square feet and will consist of 18 blocks of high-rise residential buildings with a total saleable area of approximately 1,500,000 square feet after the completion of construction.

The Company's sole shareholder also controls other companies whose operations are related to the Company. Revenues of the Company for the nine months ended September 30, 2006 were all attributable to an affiliated company owned by the Company’s sole shareholder. Beginning in 2007, the Company ceased providing service to the affiliated company and therefore no longer generated revenue. As of September 30, 2007, the Company also has receivables and payables to and from other companies under common control.

Under PRC law, if a developer fails to develop land in accordance with the terms of a land grant contract (including those relating to the payment of fees, the designated use of the land and the time for commencement and completion of the development), the relevant government authorities may issue a warning to or impose a penalty on the developer or confiscate the land. Panyu cannot assure that circumstances leading to confiscated of land or delays in the completion of a property development will not arise in the future. If Panyu’s land is confiscated, Panyu will be unable to continue the property development on the confiscated land or recover the costs incurred in the initial acquisition of the confiscated land or recover development costs and other costs incurred up to the date of confiscation. In addition, in the event that the government exercises its authority to confiscate any land use rights that have been legally granted to Panyu, Panyu may not be compensated for the full market value of the land.

Clifford Manufacturing Company Limited (“Clifford Manufacturing), the sole shareholder of Parkade, was incorporated on July 14, 1989 under the laws of the British Virgin Islands. Clifford Manufacturing engages in subleasing of Hong Kong based industrial properties that are owned by an associated company of Clifford Manufacturing.

NOTE 2 – EARNING (LOSS) PER SHARE

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2007 and 2006, there were no dilutive securities outstanding.

NOTE 3 – FOREIGN CURRENCY TRANSLATION

The accompanying condensed consolidated financial statements are presented in United States dollars. The functional currency of Panyu is the Renminbi (“RMB”) and the functional currency of Parkade is Hong Kong Dollar (“HKD”). Capital accounts of the consolidated financial statements are translated into United States dollars from RMB and HKD at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the period. The translation rates are as follows:

	Period ended September 30,
	2007	2006

Period end RMB : $ exchange rate	7.540	7.917
Average period RMB : $ exchange rate	7.566	8.221

Period end HKD : $ exchange rate	7.800	7.800
Average period HKD : $ exchange rate	7.800	7.800

NOTE 4 – RECEIVABLES FROM ASSOCIATED COMPANIES

Receivables from associated companies consist of receivables from other subsidiaries of Clifford Manufacturing. Such receivables represent advances from the Company to these associated companies and are non interest bearing with no fixed repayment terms.

As of September 30, 2007
Guangzhou City Huadu Xinhua Clifford Estate Ltd	$2,652,428
Guangzhou City Huadu Clifford Garden Estate Ltd	3,978,643
$6,631,071

NOTE 5 – CONSTRUCTION IN PROGRESS - REAL ESTATE FOR RESALE

Construction in progress - real estate for resale consists of expenditures for land development including set-up cost, infrastructure cost, construction cost and indirect cost stated at cost. Land use right is stated at the lower of cost or net realizable value.

Construction in progress - real estate for resale as of September 30, 2007 is summarized as follows:

Cost of land use right	$2,965,654
Set-up cost	1,060,285
Infrastructure cost	1,046,188
Construction cost	4,582,690
Indirect cost	12,172

Total	$9,666,989

NOTE 6 – PROPERTY AND EQUIPMENT

Property consists of 13 residential apartment units located in China that Panyu purchased in 1996.

Equipment consists primarily of office computer equipment and other equipment.

Property and equipment as of September 30, 2007 is summarized as follows:

At cost:
Residential apartment properties	$291,795
Computer equipment	2,717
Other equipment	385
294,897

Less: Accumulated depreciation
Residential apartment properties	142,703
Computer equipment	640
Other equipment	57
143,400

Property and equipment , net	$151,497

Depreciation expense for the nine months ended September 30, 2007 and 2006 was $8,075 and $9,032, respectively.

NOTE 7 – PAYABLES TO ASSOCIATED COMPANIES

Payables to associated companies consist of amounts owed by the Company, representing advances to companies having the same ultimate shareholder as the Company. These liabilities are not secured by any of the Company’s assets, are non interest bearing and have no fixed repayment terms. The breakdowns of payables to associated companies as of September 30, 2007 are summarized as follows:

Guangzhou Clifford Property Management Co	$331,553
Foshan Clifford Estates (Nanhoi) Ltd	1,594,852
Guangzhou City Clifford Property Ltd	1,724,079
Guangzhou City Guanwan Property Ltd	1,724,079
Guangzhou City Clifford Estates (Panyu) Ltd	10
Foshan Clifford Development (Nanhoi) Ltd	1,326,214
Guangzhou City Huadu Clifford Development Ltd	663,107
Clifford Investment Company Ltd	4,392,729
Lafe Enterprises Ltd	75,369

$11,831,992

NOTE 8 – INCOME TAX AND DEFERRED TAX LIABILITIES

(a) Corporation Income Tax (“CIT”)

In accordance with the relevant tax laws and regulations of Hong Kong and the PRC, the statutory CIT rates are 17.5% for Hong Kong and 33% in the PRC. The CIT rates applicable to the Company and its subsidiary for the nine months ended September 30, 2007 and 2006 were as follows:

No provision for Hong Kong profits tax and PRC Enterprise Income Tax has been made as the Company has no assessable profits for the nine months ended September 30, 2007 and 2006.

Reconciliation of taxation for the year with the accounting profit / (loss):

	For nine months ended September 30,
	2007	2006

Income (loss) before taxes	$(156,418)	$58,991

Tax at the PRC profits tax rate of in 2006: 33% (2005: 33%)	$(50,628)	$19,467
Tax effect of expenses not deductible for tax purpose	-	-
Tax effect of non-taxable income	(42,437)	-
Utilization of previously unrecognized tax loss	-	(30,123)
Tax effect of different tax rates operating in other jurisdiction	17,256	8,038
Tax effect of tax losses not recognized	75,809	2,618

Taxation for the year	$-	$-

The Company has not recognized deferred tax assets arising from tax losses because the future profits that tax losses can be utilized are uncertain. Apart from the above, there are no other timing differences between reported book or financial income and income computed for income tax purposes.

(b) Value Added Tax (“VAT”)

There is no VAT under current tax laws in Hong Kong.

In accordance with the current tax laws in the PRC, the VAT rate for export sales is 0% and domestic sales is 17%. VAT is levied at 17% on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may offset this tax liability from the VAT for the taxes that it has paid on eligible purchases. There was no VAT receivable or payable balance at September 30, 2007 and December 31, 2006.

(c) Deferred Tax Assets

As of September 30, 2007, Panyu has a net operating loss of approximate $144,400 eligible to be carried forward from 2008 to 2011. Under the PRC tax regulations Panyu is entitled to claim back its tax loss for up to prior 5 years of operations. No deferred tax asset was recorded in Panyu to reflect such tax loss because the PRC tax regulations change frequently and it is uncertain whether such deferred tax asset can be realized in subsequent years.

As of September 30, 2007, Parkade has a net operating loss of approximate $520,000 eligible to be carried forward commencing 2008. Under the Hong Kong tax regulations Parkade is entitled to carry forward its net operating loss indefinitely. No deferred tax asset was recorded in Parkade to reflect such tax loss because Parkade ceased to operate its consulting business starting from 2007 and no revenue will be received commencing 2007. As a result, there shall be no similar operating profit in the future and no deferred tax asset can be realized in subsequent years.

NOTE 9 – RELATED PARTY TRANSACTIONS

Amounts due to associated companies and intermediate holding company consist of advances from these companies and payments on behalf of the Company by the respective companies. The balances are unsecured and non interest bearing with no fixed payment terms, but are expected to be repaid to the companies within the next twelve months after the respective balance sheet dates.

Due to a director consists of advances from directors and payments on behalf of the Company by the director. The amounts are unsecured and non interest bearing with no fixed payment terms, but are expected to be repaid to the director within the next twelve months after the balance sheet dates.

NOTE 10 – CONTINGENCIES AND COMMITMENTS

In conjunction with the real estate project Clifford Gardens that is located at Shawan, Panyu, Panyu committed to the Bureau of the Planning Office of Guangzhou City, PRC to construct certain educational facilities and public utility facilities associated Clifford Gardens in accordance with the relevant regulations in PRC.

Commitments for educational facilities and public utility facilities were $14,893,428 at September 30, 2007

NOTE 11 – SUBSEQUENT EVENTS

On October 1, 2007, the Company entered into and completed an Agreement for Share Exchange (the “Agreement”) with Elite Artz, Inc., a Nevada incorporated company (“ELRZ”) and Clifford Manufacturing Co. Ltd., the sole shareholder of the Company (the “Shareholder”). Pursuant to the terms of the Agreement, ELRZ acquired 100% ownership interest in the Company from the Shareholder. Consideration to be paid by ELRZ to the Shareholder was 43,881,200 shares of ELRZ’s common stock and 5,000,000 share of ELRZ’s preferred stock. After the completion of the transaction, the Company became a wholly owned subsidiary of ELRZ.

ELITE ARTZ, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro-forma consolidated financial statements include the accounts of Elite Artz, Inc. (“ELRZ” or the “Company”) and Parkade International Limited (“Parkade”.)

On October 1, 2007, the Company entered into and closed an Agreement for Share Exchange (the “Agreement”) with Parkade, a British Virgin Islands holding company, and Clifford Manufacturing Co. Ltd., the sole shareholder of Parkade (“CLIFFORD MANUFACTURING”). The Company acquired 100% ownership interest in Parkade from CLIFFORD MANUFACTURING for a consideration of 43,881,200 shares of common stock and 5,000,000 shares of preferred stock. Immediately following completion of the share exchange transaction, the Company had a total of 50,000,000 shares of its common stock issued and outstanding and 5,000,000 shares of its preferred stock issued and outstanding. Each share of preferred stock is initially convertible into ten shares of common stock at the option of the holders.

Parkade, through its wholly-owned subsidiary Guangzhou City Panyu Clifford Real Estate Company Limited, a company established under the laws of the People’s Republic of China, owns real estate property located at Shawan, Panyu which totals approximately 800,000 square feet located in a real estate project known as Clifford Gardens (“Clifford Gardens”). Clifford Gardens will consist of 18 blocks of high-rise residential buildings with a total saleable area of approximately 1,500,000 square feet.

ELITE ARTZ, INC.
UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007

	Elite Historical	Parkade Historical		Pro forma Adjustments	Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$-	$1,164,355		$-	$1,164,355
Receivables from associated companies	-	6,631,071		-	6,631,071
Construction in progress - real estate for resale	-	9,666,989		-	9,666,989
Prepayments and other receivables	-	123,852		-	123,852
Total current assets	-	17,586,267		-	17,586,267
PROPERTY & EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	-	151,497		-	151,497

TOTAL ASSETS	$-	$17,737,764		$-	$17,737,764

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$16,538	$1,557		$-	$18,095
Payable to a associated companies	675	11,831,992		-	11,832,667
Accrued expenses	-	2,051		-	2,051
Due to a director	-	5,706,764		-	5,706,764
Total liabilities (all current)	17,213	17,542,364		-	17,559,577

STOCKHOLDERS’ EQUITY
Preferred stock	-	-	(1)	5,000	5,000
Common stock	6,119	3,000,000	(2)	(2,956,119)	50,000
Additional paid in capital	279,081	-	(3)	2,648,706	2,927,787
Accumulated deficit	(302,413)	(3,279,522)	(4)	302,413	(3,279,522)
Accumulated other comprehensive income	-	474,922		-	474,922
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(17,213)	195,400		-	178,187

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$-	$17,737,764		$-	$17,737,764

See accompanying notes to the unaudited pro forma financial statements

ELITE ARTZ, INC.
UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	Elite Historical	Parkade Historical	Pro Forma Adjustments	Pro Forma

REVENUES	$53,260	$230,769	$-		$284,029

COST OF SALES	(19,561)	-	-		(19,561)

GROSS PROFIT	33,699	230,769	-		264,468

EXPENSES
Selling and marketing	(27,648)	-	-		(27,648)
General and administrative	(81,985)	(163,500)	-		(245,485)

(LOSS) / INCOME FROM OPERATIONS	(75,934)	67,269	-		(8,665)

OTHER INCOME
Interest Income	-	16,901	-		16,901
Other	-	1,564	-		1,564

(LOSS) / INCOME BEFORE TAXES	(75,934)	85,734	-		9,800

PROVISION FOR INCOME TAX	-	-	-		-

NET INCOME (LOSS)	(75,934)	85,734	-		9,800

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	168,597	-		168,597

COMPREHENSIVE INCOME (LOSS)	$(75,934)	$254,331	$-		$178,397

NET INCOME (LOSS) PER SHARE, BASIC AND DILUTED	$(.02)			$	*

NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	3,059,400				46,940,600

* Less than $.01 per share

See accompanying notes to the unaudited pro forma financial statements

ELITE ARTZ, INC.
UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Elite Historical	Parkade Historical	Pro Forma Adjustment	Pro Forma

REVENUES	$500	$-	$-		$500

COST OF SALES	4,300	-	-		4,300

GROSS PROFIT	(3,800)	-	-		(3,800)

EXPENSES
Selling and marketing	-	-	-		-
General and administrative	(17,685)	(169,446)	-		(187,131)

LOSS FROM OPERATIONS	(21,485)	(169,446)	-		(190,931)

OTHER INCOME
Interest Income	-	11,841	-		11,841
Other	52,259	1,187	-		53,446

INCOME (LOSS) BEFORE TAXES	30,774	(156,418)	-		(125,644)

PROVISION FOR INCOME TAX	-	-	-		-

NET INCOME(LOSS)	30,774	(156,418)	-		(125,644)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	-	199,329	-		199,329

COMPREHENSIVE INCOME	$30,774	$42,911	$-		$73,685

NET INCOME PER SHARE, BASIC AND DILUTED	$.01			$	*

NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	6,118,800				50,000,000

* Less than $.01 per share

See accompanying notes to the unaudited pro forma financial statements

ELITE ARTZ, INC.
NOTES TO PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements are based upon the historical balance sheets and consolidated statements of operations of the Company and Parkade. The unaudited pro forma consolidated balance sheet has been prepared as if the acquisition had occurred on September 30, 2007. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 and for the nine months ended September 30, 2007 have been prepared as if the acquisition had occurred on January 1, 2006 and 2007 respectively. The financial statements are based on accounting for the business combination as a reverse acquisition, whereby the Company will be the surviving corporate entity, but Parkade is the accounting acquirer. The pro forma information may not be indicative of the results that actually would have occurred if the merger had been in effect from and on the dates indicated or which may be obtained in the future.

NOTE 2 PRO FORMA ENTRIES

The pro forma entries on the unaudited pro forma consolidated balance sheet are as follows:

(1)	Increase in 5,000,000 preferred stock at $0.01 par value each as a result of issuing shares for merger
(2)	Net effect of increase in common stock as a result of issuing shares for the merger and elimination of the share capital of Parkade
(3)
Net effect of increase in paid in capital as a result of issuing shares for the merger, reduction of paid in capital as a result of elimination of deficits of ELRZ and share capital of Parkade before the merger.

(4)	Elimination of accumulated deficit of ELRZ before the merger

The acquisition of Parkade by ELRZ has been recorded as a reverse acquisition based on factors demonstrating that Parkade represents the accounting acquirer. The shareholder of Parkade received 87.8% of the post-acquisition outstanding common stock of ELRZ. In addition, post-acquisition management personnel and the board members of the Company now consist of individuals previously holding positions with Parkade. The historical stockholders’ equity of ELRZ prior to the exchange has been retroactively restated (a recapitalization) for the equivalent number of shares received in the exchange after giving effect to any differences in the par value of the ELRZ and Parkade common stock, with an offset to additional paid-in capital. The restated consolidated accumulated deficit of the accounting acquirer (Parkade) has been carried forward after the exchange.